EXHIBIT 2.3

RESCISSION AGREEMENT

This Agreement is made this 29th day of June, 2007, by and among Charms Investments, Ltd, a Turcs and Caicos entity, and Textechnologies, Inc. a Delaware entity treaded on the US markets (TXTG.)  WHEREAS, on August 25th, 2006, Textechnologies and Charms entered into an Agreement whereby Textechnologies, through Charms acquired all of the then outstanding shares of CENTRA BELLA LIMITED a company registered under the laws of England and Wales under company number ________, wholly owned by Charms.

WHEREAS, the parties hereto acknowledge that their expectations never materialized; and

WHEREAS, the parties hereto acknowledge that a complete rescission of the transactions, arrangements and combinations commenced by them which evolved from the above-referenced agreement is in their respective best interests, and

NOW, THEREFORE, IT IS AGREED AS FOLLOWS:

1. Rescission Effective immediately upon the execution of this Agreement, the aforementioned previous Agreement between the parties shall be deemed fully rescinded; and the respective benefits, liabilities or obligations imposed under or by it shall be cancelled or made void The business operations, and all of the tangible and intangible assets of Centra Bella, shall revert to Centra Bella as of the date of this Agreement. No member of the either Textechnologies or Charms shall have any present interest in any of the stock, business operations, or tangible or intangible assets of Centra Bella, whether presently existing, previously existing, or hereafter existing; and (ii) be or remain liable for any past, present or future debts, liabilities or obligations incurred by Centra Bella. No member of Centra Bella shall (i) have any present or future interest in any of the business operations, or tangible or intangible assets of any member of Charms or Textechnologies, whether presently existing, previously existing, or hereafter existing; and (ii) be or remain liable for any past, present or future debts, liabilities or obligations incurred by any member of the either entity. Any and all income tax liabilities attributable to any earnings of Centra Bella  shall be paid exclusively by, and be the sole responsibility of Centra Bella.

2. Return of consideration and Repurchase of the Centra Bella Shares.

CLINTON/PETER – WHAT IS TO HAPPEN TO CENTRABELLA FROM HERE ON OUT – ??  ANSWER THIS & I CAN COMPLETE THE REST OF THIS BELOW.

(a) Concurrently with the parties' mutual execution and delivery of this Rescission Agreement, Centra Bella shall deliver to MGM a Promissory Note substantially in the form of Exhibit "A" to this Agreement (the "Centra Bella  Note"), obligating the individual members of the Centra Bella  Group to pay to Metro, as consideration for the acquisition by the Centra Bella  Group of fifty (50) shares of the Centra Bella  Stock, the sum of Two Million ($2,000,000) on or before October 31, 1999; provided,  however, that (notwithstanding any cure periods to the contrary), Centra Bella  shall have the option of paying up to One million Dollars  (e) Concurrently with the parties' mutual execution and delivery of this Rescission Agreement, the Centra Bella Group shall deliver to Textechnologies ???? 3 MILLION (3,000,000) shares of the common stock of Textechnologies referred to supra and in the original Stock Purchase Agreement.

3. Exchange of General Releases. Upon the execution of this Rescission Agreement, the parties shall exchange general releases (the "General Releases"), wherein and whereby each member of the Textechnologies shall release each member of the Charms, and each member Charms shall release each member of Textechnologies from any and all claims of any nature, whether known or unknown, whether presently existing or hereafter coming into being, and whether a direct or third-party claim. The General Releases shall exclude from the terms thereof any obligations the parties may have to one another arising under this Agreement or any exhibit annexed hereto.

4. Notices. All notices necessary or desirable to be given hereunder shall be deemed sufficient if served personally, or by fax transmission, with a confirming copy mailed to the parties at their addresses set forth below (or to any other such addresses as are hereafter stated in a notice given in compliance herewith):

If to any member of the Centra Bella  Group, to each of the following:

5. Governing Law. This Agreement shall be construed in accordance with the laws of the United Kingdom, regardless of any conflict of law considerations. (DO YOU WANT UK LAW??)

6. Confidentiality. Each party to this Agreement shall hold and continue to hold, indefinitely, any information it has obtained from any other party ["Information"] in strictest confidence and will not disclose same to any person or entity whatsoever, absent the prior express written instruction of the other parties. Nor shall any party to this Agreement make any disparaging Remarks or statements regarding any other party. The party in possession of Information shall take all necessary steps to ensure that the same is held in the strictest confidence by itself, its employees, representatives and agents, and that no such person makes any disparaging remark about any other party. Notwithstanding the foregoing, a party in possession of Information may provide access thereto, and may make a disparaging remark about another party (i) to its partners, officers, employees and representatives on, and only on, a need to know basis;  (ii) to the extent that any party concludes that it is required under any applicable federal or state securities laws to make such disclosure or such disparaging remark; (iii) if, and to the extent required by any other applicable law provided that such party uses reasonable efforts to limit the disclosure or disparaging statement by means of a protective order or a request for confidential treatment and provides the other party a reasonable opportunity to review the disclosure or disparaging statement before it is made and to interpose its own objection thereto.

Without limiting the above in any manner, no party to this Agreement shall make any public or private statement regarding any other party to this Agreement without first disclosing to the other party the statement that is intended to be made and the identity of the person or entity to whom it is intended to be made (and affording the other party an opportunity to make a counter or responding statement), except that either party may state, to any person or entity, and without the prior consent of any other party, the following: "The venture between Charms and Textechnologies did not work out to the satisfaction of either party, and each party believed that its business interests would be better served by progressing independently of each other. As a result, an amicable separation took place, so that neither party has any farther ties or obligations to the other for any purpose." Both Charms and Textechnologies shall consult with each other for the purpose of the drafting and release of any public notification or governmental filings deemed necessary or desirable with respect to the rescission undertaken herein.

7. Cooperation. The parties hereto shall each, promptly upon request, deliver, or cause to be promptly delivered to the others, such additional documents, instruments or writings prepared by the requesting party as may be reasonably necessary for the purpose of carrying out this Rescission Agreement and/or to effect the Rescission and the transactions contemplated by this Agreement. The parties shall also cooperate with each other in order to make all necessary financial disclosure to the SEC and any tax filings with the IRS.

8. Headings, Construction, assignability. The headings contained in this Rescission Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. All words used in this Agreement will be construed to be of such gender or number as the circumstances require. Unless otherwise expressly provided, the word "including" does not limit the preceding words or terms; and the words "hereof' and "hereunder" and similar references refer to this Agreement in its entirety and not to any specific paragraph or subparagraph hereof. This Agreement, the Exhibits annexed hereto, and the benefits accruing to any party hereunder or in any Exhibit hereto, may be assigned by any party at any time; provided, however, that such assignment shall not effect or eliminate any liabilities or obligations of any party set forth in this Agreement or in any Exhibit annexed hereto, which liabilities  and/or  obligations  shall remain in full force and effect notwithstanding any assignment.

9. Counterparts with Faxes. This Agreement may be executed in one or more counterpart copies. Each counterpart copy shall constitute an agreement and all of the counterpart copies shall constitute one fully executed agreement. This Agreement may be executed on facsimile counterparts. The signature of any party to any counterpart shall be deemed a signature to, and may be appended to, any other counterpart.

10. Representation. Each of the parties hereto has had an opportunity to review this Agreement and the Exhibits annexed hereto with its respective attorneys. No adverse inference or conclusion shall be drawn with respect to the construction of this Agreement or the Exhibits attached hereto based upon the drafting of the Agreement by one party or another.

11. Entire Agreement. All prior statements, agreements, representations and warranties, if any, regarding the subject matter hereof, are totally superceded by and merged into this Agreement, which represents the final and sole agreement of the parties with respect to the matters which are the subject hereof.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above-written.